Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of December 31, 2014

North and Central American Operations
Amerikan LLC	Florida
Ameri-Kart Corp.	Kansas
- WEK South Corp	North Carolina
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- BRP Hannibal Inc.	Missouri
Erie Island, LLC	Ohio
Grower Express Trucking, Inc.	Ohio
Jamco Products, Inc.	Illinois
Lone Star Plastics, Inc.	Nevada
MYE Automotive, Inc.	Delaware
- MRP, Inc.	Michigan
- WEK Industries, Inc.	Delaware
MYE Canada Operations Inc.	Canada
MYECAP Financial Corp.	Ohio
MYELux, LLC	Ohio
Myers do Brasil Embalagens Plasticas Ltda.	Brazil
Myers Holdings Brasil Ltda. (99%)	Brazil
Myers Logistics Inc.	Ohio
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
MyersTireSupply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
Plasticos Novel do Nordeste S.A.	Brazil
Scepter Canada, Inc.	Canada
Scepter US Holding Company	Ohio
- Scepter Manufacturing, LLC	Delaware
Texon Polymer Group, Inc.	Texas
WP Reidsville, LLC	North Carolina

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of December 31, 2014

Reported Operating Division of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Myers Lawn and Garden Group, FKA Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio
Buckhorn Canada (of MYE Canada Operation Inc.)	Ontario, Canada
Myers Tire Supply Canada (of MYE Canada Operations Inc.)	Ontario, Canada
ITML Horticultural Products (of MYE Canada Operations Inc.)	Ontario, Canada